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Exhibit (d)(3)

AMENDED AND RESTATED

INTERIM INVESTORS AGREEMENT

        This Amended and Restated Interim Investors Agreement (the "Agreement") is made as of June 3, 2007 by and among Wengen Alberta, Limited Partnership ("Parent") and the other parties appearing on the signature pages hereto (the "Investors").

RECITALS

        1.     The parties to this Agreement wish to amend and restate the Interim Investors Agreement, dated as of January 28, 2007 (the "Original Investors Agreement"), by and among the Parent and the other parties appearing on the signature pages thereto (and their successors and assigns) and as set forth on Schedule I of Schedule B attached hereto (the "Original Investors").

        2.     In connection with the amendment and restatement of the Original Investors Agreement, Parent and the Original Investors wish to include as parties to this Agreement and the parties listed on Schedule I-A of Schedule B attached hereto (the "Syndicate Investors"), and the Syndicate Investors wish to become parties to this Agreement.

        3.     On the date hereof, Parent, L Curve Sub Inc. ("Merger Sub") and Laureate Education, Inc. (the "Company") have executed an Amended and Restated Agreement and Plan of Merger (as it may be further amended, restated, supplemented or otherwise modified from time to time, the "Merger Agreement") pursuant to which Parent and Merger Sub (and, if determined by Parent, one or more other entities) will commence (within the meaning of Rule 14d-2 under the Exchange Act) an offer to purchase for cash all of the issued and outstanding shares of the Company's common stock, par value $.01 per share (the "Offer"), and, following consummation of the Offer and in accordance with applicable Law, will cause Merger Sub to be merged with and into the Company (the "Merger").

        4.     Each of the Investors has executed a letter agreement in favor of Parent in which each such Investor has agreed, subject to the terms and conditions set forth therein, to make a cash equity and/or rollover equity investment in Parent on the terms described therein (each, an "Equity Commitment Letter").

        5.     The Investors and Parent wish to agree to certain terms and conditions that will govern the actions of Parent and the relationship among the Investors with respect to the Merger Agreement and the Equity Commitment Letters, and the transactions contemplated by each.

AGREEMENT

        Therefore, the parties hereto hereby agree as follows:

1.     EFFECTIVENESS; DEFINITIONS.

        1.1.    Effectiveness.    This Agreement shall become effective on the date hereof and shall terminate (except with respect to Sections 1.1, 1.2, 2.4, 2.6(d), 2.8, 2.10, the proviso of 2.11(c), 3 and 4) upon the earliest of (i) the date on which Merger Sub purchases shares of the Company's common stock pursuant to the Offer (the "Share Purchase Date") and (ii) the termination of the Merger Agreement; provided that (x) the provisions of Sections 2.6(a) and (b) shall survive, with respect to rollover commitments, until the closing of the Merger, but any action specified therein to be taken by the Requisite Investors shall, from and after the Share Purchase Date, be taken by the board of directors of the general partner on behalf of Parent and (y) any liability for failure to comply with the terms of this Agreement shall survive such termination.

        1.2.    Definitions.    Certain terms are used in this Agreement as specifically defined herein. Certain of those definitions are set forth in Section 3 hereof. Capitalized terms used herein but not defined shall have the meanings given to them in the Merger Agreement.

2.     AGREEMENTS AMONG THE INVESTORS.

        2.1.    Authority of Parent.    The Requisite Investors may cause Parent to take any action, subject to compliance with this Agreement, permitted under this Agreement, and, except as otherwise explicitly set forth herein, Parent shall take only those actions approved in writing by the Requisite Investors.

        2.2.    Actions Under the Merger Agreement.    Subject to Section 2.7 below, the Requisite Investors may cause Parent to take any action or refrain from taking any action in order for Parent to comply with its obligations, satisfy its closing conditions or exercise its rights under the Merger Agreement, including determining that the conditions to the Offer specified in Annex A of the Merger Agreement (the "Offer Conditions") have been satisfied, waiving compliance with any agreements and conditions contained in the Merger Agreement, including any of the Offer Conditions, amending or modifying the Merger Agreement, determining to consummate or extend the Offer and accept shares of Common Stock for payment under the Offer, and designating members for appointment to the board of directors of the Company pursuant to Section 1A.3 of the Merger Agreement; provided, however, that the Requisite Investors may not cause Parent to amend the Merger Agreement in a way that has an impact on any Investor that is different from the impact on the other Investors in a manner that is materially adverse to such Investor without such Investor's consent. Parent shall not, and the Investors shall not permit Parent to, determine that Offer Conditions have been satisfied, waive compliance with any agreements and conditions contained in the Merger Agreement, including any Offer Condition, amend or modify the Merger Agreement or determine to extend the Offer or accept shares of Common Stock for payment under the Offer, or take any other action with respect to the Merger Agreement, unless such action has been approved by the Requisite Investors. Subject to Section 2.7 below, in the event that the Offer Conditions are satisfied or validly waived (subject to the above approval requirements), and the Requisite Investors who will be funding Commitments upon acceptance for payment of shares of Common Stock pursuant to the Offer are prepared to do so, as evidenced in writing to the other Investors, then Parent, acting at the direction of the Requisite Investors, may terminate the participation in the transaction of any Investor that does not fund its Commitment or that asserts in writing its unwillingness to fund its Commitment; provided that such termination shall not affect Parent's rights against such Investor under such Investor's Equity Commitment Letter with respect to such failure to fund, which rights shall be as provided in Section 2.6, Section 4.3 and Section 4.4 hereof. Neither Parent nor any Investor may seek any damages or other remedies against any advisor of Parent or any Investor in connection with the Offer, the Merger or any related matter without the approval of the Requisite Investors. Any action so taken by an Investor against any advisor of Parent will be for the benefit of all Investors.

        2.3.    Debt Financing.    Subject to Section 2.7 below, the Requisite Investors shall seek to cause the Company to (a) negotiate, enter into and borrow under definitive agreements relating to debt financing to be provided at the Acceptance Date and at the Closing and (b) arrange for, market and negotiate and enter into definitive agreements relating to high yield debt, including agreeing to the financial terms of such debt, to be issued at the Closing, in each case (a) and (b), on the terms set forth in the debt commitment letters attached as Schedule C (the "Debt Commitment Letters") and/or on such additional or modified terms as the Requisite Investors shall approve.

        2.4.    Management Arrangements.    The Requisite Investors shall seek to cause Parent and/or the Company to negotiate and enter into definitive agreements with members of management of the Company with respect to the terms of management's employment, compensation, and equity incentives on the terms set forth in Schedule A-1 or Schedule A-2, as applicable, and/or on such additional or modified terms as the Requisite Investors shall approve. The Investors acknowledge that such definitive agreements may not be entered into until the time of closing of the Merger.

        2.5.    Shareholders Agreement.    Each Investor agrees to enter into, concurrently with the Acceptance Date, one or more definitive agreements with respect to such matters as are set forth on Schedule B and/or such additional or modified terms as the Requisite Investors shall approve; provided, that if any such additional or modified terms have an impact on any Investor that is different from the impact on the other Investors in a manner that is materially adverse to such Investor, then the consent of such Investor to such additional or modified terms shall be required to the extent they apply to such Investor. Notwithstanding anything to the contrary herein, (i) no Syndicate Investor shall be entitled to any portion of the $25,000,000 transaction fee described in Schedule B under the heading "Deal Fee" and (ii) any transaction fees other than the transaction fee described in clause (i) will be shared by the Investors (including, without limitation, the Syndicate Investors) on a pro rata basis commensurate with their respective Commitments.

        2.6.    Equity Commitments.

          (a)   Each Investor hereby affirms and agrees that Parent, acting at the direction of the Requisite Investors, shall be entitled to enforce the provisions of each Equity Commitment Letter. Parent shall not attempt to enforce any Equity Commitment Letter until the Requisite Investors have determined that the Offer Conditions (in the case of cash equity commitments) or the conditions to the closing of the Merger set forth in Article VIII of the Merger Agreement (in the case of rollover equity commitments) have been satisfied or validly waived as permitted hereunder. Parent shall have no right to enforce any of the Equity Commitment Letters unless acting at the direction of the Requisite Investors, and no Investor shall have any right to enforce any of the Equity Commitment Letters except as one of the Requisite Investors acting through Parent.

          (b)   All securities issued by Parent and its subsidiaries at the closing of the purchase of shares pursuant to the Offer and at the Closing shall be equity securities, and shall be issued to the Investors pro rata in class, series and amount proportionate to the relative total amounts purchased and rolled-over by all Investors in accordance with each Investor's Commitments (to the extent funded at the Acceptance Date (in the case of cash equity commitments) or at the Closing (in the case of rollover equity commitments)), other than any equity securities issued to management in transactions contemplated by Schedule A-1 and Schedule A-2 (which shall include the equity securities described therein).

          (c)   Except as set forth in Section 2.6(d) below, prior to the Share Purchase Date, no Investor shall transfer, directly or indirectly, its equity interests in Parent or its obligations and rights under its Equity Commitment Letter, other than as provided for in the applicable Equity Commitment Letter or a transfer to one or more affiliated funds or affiliated entities or entities with a common investment advisor (in each case, other than portfolio companies) or as approved by the Requisite Investors, but in each case subject to the terms of the applicable Equity Commitment Letter.

          (d)   The "Commitment Amount" of Citigroup Global Markets Inc. (as defined in the Equity Commitment Letter from Citigroup Global Markets Inc. dated the date hereof (the "CGM Equity Commitment")) may be reduced, as of the Acceptance Date, in the manner set forth in the Amended and Restated Bridge Syndication and Fee Agreement dated as of the date hereof (the "Syndication Agreement") between Parent and Citigroup Global Markets Inc. Notwithstanding the CGM Equity Commitment, when determining the Commitment of Citigroup Global Markets Inc. hereunder, such Commitment shall be reduced by the aggregate amount of the Commitments of each of the Syndicate Investors added to Schedule I-A of Schedule B hereto after the date of this agreement (except to the extent added to reflect the assignment of all or any portion of the Commitment of any Syndicate Investor that is listed on such schedule as of the date hereof or their successors or assigns), if any, that is not a Terminated Investor at the time of such determination or, if such determination is made on or after the Acceptance Date, such Commitment shall be reduced by the aggregate amount of funds each such Syndicate Investor actually funded in respect of their Commitments.

          (e)   Notwithstanding anything to the contrary contained in this Agreement or in any schedule, or other document issued or delivered in connection with this Agreement or the Merger Agreement (other than the CGM Equity Commitment), nothing contained in this Agreement or in any schedule, or other document issued or delivered in connection with this Agreement or the Merger Agreement shall affect the rights of Citigroup Global Markets Inc. under the provisions of the Syndication Agreement, including, without limitation, any action by Requisite Investors, transfer restrictions, non-compete provisions, the provisions of Section 2.11(c) and rights of first refusal; and in the event of a conflict between the provisions of this Agreement or any schedule, or other document issued or delivered in connection with this Agreement or the Merger Agreement (other than the CGM Equity Commitment) and the Syndication Agreement, the provisions of the Syndication Agreement shall govern.

        2.7.    Non-Consenting Investors.    Notwithstanding anything to the contrary in Sections 2.2 and 2.3 above, Parent shall not, and the Requisite Investors shall not permit Parent to, (i) modify or amend the Merger Agreement so as to increase or modify the form of the Offer Price or the Merger Consideration or (ii) modify or waive, in a manner materially adverse to Parent or the Investors, any provisions relating to the Termination Fee or any financing contingency or condition; provided that in the event that the Requisite Investors are willing to agree to, proceed with, or take any action or enter into any agreement (or, in each such case, to permit Parent to do so) with respect to any of the matters described in clauses (i) and (ii) above and any other Investor (which may include one of the Investors identified in the definition of "Requisite Investors") declines to agree to, proceed with, or enter into (or, in each such case, to permit Parent to do so) with respect to such matter (a "Non-Consenting Investor"), the Requisite Investors may nevertheless proceed with such matter by first terminating such Non-Consenting Investor's participation in the transaction and, in such event, such Non-Consenting Investor shall have no liability hereunder (other than as specifically provided in Section 2.10) or under its Equity Commitment Letter; and provided further that prior to the effectiveness of the matter at issue, such Non-Consenting Investor shall have received a full and unconditional release of this Agreement (subject to the applicable provisions of Section 2.10 and except with respect to breaches of this Agreement by such Non-Consenting Investor occurring prior to the date of such release) and the Equity Commitment Letter from Parent, the Company, and each other Investor, or a mutually satisfactory indemnity with respect to liability under such Equity Commitment Letter and this Agreement. In the event the Requisite Investors terminate the Non-Consenting Investor's participation in the transaction, the amount of the Non-Consenting Investor's Commitment shall first be offered to the other Investors in proportion to their respective Commitments at the time of such termination, and if none or not all of the Non-Consenting Investor's Commitment is accepted by the other Investors, then the Requisite Investors may offer the Non-Consenting Investor's Commitment, or portion thereof, to the other Investors or to a new investor or investors.

        2.8.    Termination Fee.    Parent shall, and the Requisite Investors shall cause Parent to, arrange that any Termination Fee paid by the Company or any of its affiliates pursuant to the Merger Agreement shall, unless an Investor has otherwise agreed with Parent with the written consent of each of the Requisite Investors, be promptly paid as directed by Parent as follows: (i) first, to pay (x) the fees and expenses of Simpson Thacher & Bartlett LLP, Deloitte & Touche, Katten Muchin Rosenman LLP, any other advisors to the consortium and The Parthenon Group and up to $200,000 in fees and expenses of separate counsel incurred by each Original Investor in connection with the negotiation of the agreements among the Investors or with Parent, (y) a fee to Goldman, Sachs & Co. as financial advisor to the consortium, equal to the lesser of (A) $16 million or (B) 25% of such Termination Fee and (z) a fee of $2 million to Citigroup Global Markets Inc. as financial advisor to the consortium and

(ii) second, the remainder of any such Termination Fee will be paid 33.33% to the Founders and 66.67% pro rata to or as directed by the Investors other than the Founders, based on each such Investor's Commitment, except that any Investor whose participation in the transaction has been terminated as provided in Section 2.2 or Section 2.7 above or Section 2.12 below (a "Terminated Investor") shall not share in any portion of the Termination Fee other than, for a Terminated Investor who was an Original Investor whose participation has been terminated under Section 2.7 or 2.12, with respect to the reimbursement of up to $200,000 in fees and expenses of separate counsel incurred by such Original Investor in connection with the negotiation of the agreements among the Investors or with Parent, and any such Terminated Investor's share (less any such permitted expenses) shall be apportioned among the other Investors (other than the Founders) as provided in this sentence.

        2.9.    Notice of Closing.    Parent will use its reasonable best efforts to provide each Investor with at least 5 days prior notice of the Acceptance Date (it being understood that such notice may be made by the public filing of tender offer documentation referencing the expiration date of the Offer) under the Merger Agreement; provided that the failure to provide such notice will not relieve an Investor of any of its obligations under this Agreement. Any notices or correspondence received by Parent under, in connection with, or related to the Merger Agreement shall be promptly provided to each Investor at the address set forth in the Equity Commitment Letters, or any other address designated by such Investor in writing to Parent.

        2.10.    Expense Sharing.    In the event that the Merger Agreement is terminated under circumstances in which a Termination Fee is not payable, each Investor shall be responsible for (a) its pro rata portion of all out-of-pocket expenses and fees incurred by Parent, Merger Sub and any other subsidiary of Parent that serves as a purchaser under the Offer in connection with the proposed Offer and Merger (including all fees and expenses of Simpson Thacher & Bartlett LLP, Deloitte & Touche, Katten Muchin Rosenman LLP, any other advisors to the consortium and The Parthenon Group) and (b) all fees and expenses of any separate counsel retained by such Investor. Notwithstanding the foregoing, a Terminated Investor will only be responsible for its proportionate share of such out-of-pocket expenses and fees, and may only seek reimbursement in respect of such out-of-pocket expenses and fees, incurred prior to such Investor becoming a Terminated Investor. Except as expressly provided in Section 2.8, a Terminated Investor will not have any right to reimbursement for expenses and fees incurred by such Terminated Investor. The obligations under this Section 2.10 shall exist whether or not the Offer or the Merger is consummated and shall survive any termination of the other terms of this Agreement, unless such fees and expenses are paid by the Company or Parent, and if paid by Parent, only if Parent, at the discretion of the Requisite Investors, waives in writing its right to reimbursement pursuant to this Section 2.10.

        2.11.    Representations and Warranties; Covenants.    (a) Each Investor hereby represents, warrants and covenants to the other Investors that:

            (i)    none of the information supplied in writing by such Investor for inclusion or incorporation by reference in the Offer Documents, Schedule TO, the Schedule 13E-3, the Schedule 14D-9 or the Company Proxy/Information Statement will cause a breach of the representation and warranty of Parent set forth in Section 5.5 of the Merger Agreement; and

            (ii)   it has not entered, and will not enter, into any agreement, arrangement or understanding with any other Investor, any other potential investor or acquiror or group of potential investors or acquirors or the Company with respect to the subject matter of this Agreement and the Merger Agreement, other than the agreements expressly contemplated by this Agreement (including Schedule B), and other than any debt financing agreements and arrangements between affiliates of the Investors.

          (b)   Each Investor who is contributing Rollover Equity (as defined in such Investor's Equity Commitment Letter) hereby represents, warrants and covenants to the other Investors that it will not transfer (other than transfers to Affiliates who become parties to this Agreement and the obligations under its Equity Commitment Letter), and will have at Closing, the Rollover Equity.

          (c)   Until this Agreement is terminated pursuant to Section 1.1, subject to Section 4.9, and, in the case of Douglas Becker only, to the extent expressly required by the Cooperation Agreement, no Investor shall enter into any agreement, arrangement or understanding or have discussions with any other potential investor or acquiror or group of investors or acquirors or the Company or any of its representatives (excluding discussions with other Investors and any of their affiliates, directors, officers, employees, agents, advisors and representatives) with respect to the subject matter of this Agreement and the Merger Agreement or any other similar transaction involving the Company without the prior approval of the Requisite Investors; provided, that this Section 2.11(c) shall continue to apply to an Investor that is a Failing Investor or that is released from this Agreement pursuant to Section 2.7 or Section 2.12 for a period of one year following such release.

          (d)   Parent hereby represents, warrants and covenants to the Investors that:

            (i)    Parent is a limited partnership duly organized, validly existing and in good standing under the laws of Alberta and has all requisite power and authority to execute and deliver this Agreement and to consummate the other transactions contemplated hereby and to perform each of its obligations hereunder;

            (ii)   As of the date of the Original Merger Agreement, the Parent had no liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) other than liabilities that are de minimis in amount; and

            (iii)  Prior to the Acceptance Date, Parent will not engage in any material respect in any other business activity and will incur no liabilities or obligations other than in connection with the Merger Agreement and the transactions contemplated thereby and hereby, including in connection with arranging the Financing, and other than liabilities or obligations that are de minimis in amount;

            (iv)  Parent is treated as a partnership for U.S. federal income tax purposes and has not made any election to be treated as a corporation for U.S. federal income tax purposes;

            (v)   Through the date hereof, no U.S. or Canadian income tax returns were required to be filed by Parent; and

            (vi)  The stock of Zumbotel AG held by Parent was not considered Taxable Canadian Property (as defined in subsection 248(1) of the Income Tax Act (Canada) RSC 1985, c.1 (5th Supp.), as amended, the "Taxable Canadian Property"), and Parent was not itself Taxable Canadian Property at any time during the last sixty (60) months.

          (e)   Parent will not undertake any activity or make any investment or fail to take any action that will cause Parent to earn or to be allocated any income that is (i) income other than qualifying income as defined in Section 7704(d) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) income treated as effectively connected with the conduct of a U.S. trade or business within the meaning of Section 864 of the Code, or (iii) income treated as unrelated business taxable income within the meaning of Sections 512-514 of the Code.

          (f)    Each Investor and its Affiliates will comply with Rule 14e-5 under the Exchange Act (whether or not such Investor or its Affiliates would be subject to such Rule pursuant to its terms) and all other applicable Law with respect to the Offer and the Merger.

        2.12.    Antitrust, Regulatory Matters.    Each Investor will use reasonable best efforts to supply and provide information that is accurate in all material respects to any Governmental Authority requesting such information in connection with filings or notifications under, or relating to, the HSR Act or any other applicable antitrust, competition or fair trade Laws (collectively, the "Antitrust Laws") or any Laws imposed or administered by any Education Department or Accrediting Body (collectively, the "Education Laws"). If any Governmental Authority asserts any objections under any Antitrust Laws or Education Laws with respect to the Offer or the Merger and such objections relate to the activities or investments of an Investor or such Investor's Affiliates, such Investor shall use its reasonable best efforts to resolve such objections. If such Investor is unable to resolve such objections after using its reasonable best efforts, then the Requisite Investors shall have the right, but not the obligation, to require such Investor (the "Affected Investor") to (i) with the consent of the Affected Investor, modify or forego any or all of its governance rights with respect to Parent and its Affiliates until such future time as such objections would no longer be applicable if the Requisite Investors determine in good faith that such action may contribute to the resolution of such objections or, (ii) solely in the event the Affected Investor does not consent to the modification or elimination of its governance rights proposed by the Requisite Investors pursuant to clause (i), assign all of its rights and obligations under this Agreement and under its Equity Commitment Letter with respect to all or any portion of its Commitments to a person selected by the Requisite Investors, provided such person agrees in writing to be bound by the terms and conditions of this Agreement and such Equity Commitment Letter (including assuming any and all liabilities and obligations of the Affected Investor under such agreements and instruments) with respect to the portion (if less than all) of the Commitments so assigned and assumed and the other Investors provide the Affected Investor with a mutually satisfactory indemnity with respect to its liability under this Agreement and such Equity Commitment Letter (with respect to the portion (if less than all) of the Commitments so assigned) or obtain a full and unconditional release of the Affected Investor from this Agreement and such Equity Commitment Letter with respect to the portion (if less than all) of the Commitments so assigned and assumed, except with respect to breaches of this Agreement and such Equity Commitment Letter occurring prior to the date of such release. The Requisite Investors will consult with the Affected Investor before requiring the Affected Investor to take any of the foregoing actions and will use all reasonable efforts to attempt to resolve such objections.

        2.13.    Structure.    Parent shall use its reasonable best efforts to cooperate with Torreal Sociedad de Capital Riesgo De Regimen Simplificado S.A. to structure its investment in the Company in a manner that will, to the extent consistent with applicable law, allow Torreal Sociedad de Capital Riesgo De Regimen Simplificado S.A. to utilize the participation exemption under Spanish law with respect to such investment, provided that such structure shall allow for the achievement of the overall business objectives of the Investors on the same economic terms.

        2.14.    Prohibition on Tender.    Each Investor hereby agrees not to tender pursuant to the Offer any shares of Common Stock or other voting capital stock of the Company and any securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting capital stock of the Company Beneficially Owned by such Investor or any interest therein.

        2.15.    Consent to Amend Merger Agreement.    Each Investor hereby consents to Parent entering into the Merger Agreement, which amends and restates the Agreement and Plan of Merger dated as of January 28, 2007, among the Company, Parent and Merger Sub.

        2.16.    Syndicate Investors.    Except to the extent otherwise set forth herein, the Syndicate Investors shall be considered "Co-Investors" with respect to and as defined in the Summary of Terms of Stockholders Agreement attached hereto as Schedule B. Each of the Syndicate Investors shall be considered a "Carry Investor" as such term is defined in the Summary of Terms for Carried Interests, attached hereto as Schedule II to Schedule B.

        3.    DEFINITIONS.    For purposes of this Agreement, the following terms shall have the following meanings:

          (a)   "Beneficial Ownership" by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term "beneficial ownership" as defined in Rule 13d-3 adopted by the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing); provided further that for purposes of determining Beneficial Ownership, shares shall not be deemed Beneficially Owned by a Person to the extent that (i) such shares are held by such Person solely in a fiduciary capacity on behalf of an unaffiliated third party and (ii) such Person would disclaim beneficial ownership of such shares pursuant to Rule 13d-4 adopted by the SEC under the Exchange Act if such Person were required to disclose ownership of such shares in any statement filed under the Exchange Act. The terms "Beneficially Own" and "Beneficially Owned" shall have a correlative meaning.

          (b)   "Commitments" shall, for each Investor (or any other person providing an equity commitment letter to Parent), mean the amount of cash equity or the value of Rollover Equity (based on the value per share of Common Stock set forth in such Investor's Equity Commitment Letter) set forth in the Equity Commitment Letters delivered by such Investor or other person to Parent, copies of which are attached as Schedule D hereto.

          (c)   "Founders" means Douglas Becker and Steven Taslitz, acting together.

          (d)   "Requisite Investors" shall mean any four of the following six Investors, provided that any action to be taken by the Requisite Investors shall be taken only after at least one day's notice (or such shorter period as is practicable under the circumstances) of such proposed action shall have been given to each of such six Investors: (i) the Founders, (ii) KKR 2006 Fund (Overseas), Limited Partnership, (iii) CPE Co-Investment (Laureate) LLC; (iv) Snow, Phipps & Guggenheim, L.P., (v) S.A.C. Capital Management, LLC and (vi) Bregal Europe Co-Investment L.P.

4.     MISCELLANEOUS.

        4.1.    Amendment.    This Agreement may be amended or modified and the provisions hereof may be waived, only by an agreement in writing signed by the Requisite Investors; provided that no provision of this Agreement (excluding exhibits) may be amended or modified in a manner that disproportionately materially adversely affects an Investor without such Investor's consent.

        4.2.    Severability.    In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

        4.3.    Remedies.    The parties hereto agree that, except as provided herein, this Agreement will be enforceable by all available remedies at law or in equity (including specific performance). In the event that Parent (at the direction of the Requisite Investors) determines to enforce the provisions of the Equity Commitment Letters in accordance with this Agreement, and the Requisite Investors are prepared to cause Parent to consummate the Offer in accordance with Section 2.2 of this Agreement and to fund all or the required portion of their Commitments in connection therewith, as evidenced in writing to the other Investors (the Investors who are so prepared, the "Closing Investors"), but one or more Investors fails to fund its Commitment or provides written notice that it will not fund its Commitment (each such Investor, a "Failing Investor"), the parties agree that Parent, acting at the direction of the Closing Investors (which, pursuant to Section 2.1, must include the Requisite Investors), shall be entitled, at their discretion, to either (a) specific performance of the terms of this Agreement, whether before or after the Acceptance Date, together with any costs of enforcement incurred by the Closing Investors in seeking to enforce such remedy or (b) payment by the Failing Investors of an amount equal to the out-of-pocket costs and expenses incurred by such Closing Investors. If the Closing Investors determine to cause Parent to enforce a remedy described in the preceding sentence against any Failing Investor, they must do so against all Failing Investors and, prior to doing so, the Closing Investors must affirm their willingness to fund their Commitments. If Parent, acting at the direction of the Investors entitled to enforce this Agreement in respect of any provision hereof, elects to do so against another Investor, it must do so against any other Investor that has similarly failed to perform with respect to the same provision hereof. Parent will not have the right to recover lost profits or benefit of the bargain damages or any special, indirect, or consequential damages (other than out-of-pocket costs and expenses referred to above) from any Failing Investor; its only damages remedy against a Failing Investor is set forth above in clauses (a) and (b) of the second sentence of this paragraph.

        4.4.    No Recourse.    Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that Parent and certain of the Investors may be partnerships or limited liability companies, Parent and each Investor covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any former, current or future directors, officers, agents, affiliates, general or limited partners, members, managers or stockholders of Parent or any Investor or any former, current or future directors, officers, agents, affiliates, employees, general or limited partners, members, managers or stockholders of any of the foregoing (collectively, the "Related Parties"), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation of Parent or any Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

        4.5.    Governing Law; Consent to Jurisdiction.    This Agreement, and any disputes hereunder, shall be governed by and construed in accordance with the internal laws of the State of New York. In addition, each party (i) irrevocably and unconditionally consents and submits to the personal jurisdiction of the state and federal courts of the United States of America located in the State of New York solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) waives any claim of improper venue or any claim that the courts of the State of New York are an inconvenient forum for any action, suit or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby, (iv) agrees that it will not bring any action relating to this Agreement in any court other than the courts of the State of New York and (v) to the fullest extent permitted by Law, consents to service being made at the address set forth on the applicable Equity Commitment Letter (or any other address designated by such Investor in writing to Parent and each other Investor) through the notice procedures set forth in Section 10.1 of the Merger Agreement.

        4.6.    WAIVER OF JURY TRIAL.    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        4.7.    Exercise of Rights and Remedies.    No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

        4.8.    Other Agreements; Assignment.    This Agreement, together with the agreements referenced herein, constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the parties or any of their affiliates with respect to the subject matter contained herein (including the Original Investors Agreement and the Memorandum of Agreement re: Consortium Arrangements) except for such other agreements as are referenced herein which shall continue in full force and effect in accordance with their terms. Parent, with the written consent of the Requisite Investors, may assign this Agreement, in whole or in part, to any Person to whom it or Merger Sub assigns any of its rights and obligations pursuant to the Merger Agreement. In the event of such assignment or other change in structure of Parent or the proposed investment vehicle for one or more of the Investors approved by the Requisite Investors, the provisions of this letter agreement will apply, mutatis mutandis, to any such assignee, substituted or other entity established to effect the contemplated investment. Other than as provided herein, this Agreement shall not be assigned without the prior written consent of the parties hereto.

        4.9.    Confidentiality.    Each party hereto agrees to, and shall cause its affiliates, directors, officers, employees, agents, advisors and representatives ("Representatives") to, keep any information supplied by or on behalf of any of the other parties to this Agreement, confidential ("Confidential Information") and to use, and cause its Representatives to use, the Confidential Information only in connection with the Offer and the Merger and the transactions contemplated hereby; provided, however, that the term "Confidential Information" does not include information that (a) is already in such party's possession, provided that such information is not subject to another confidentiality agreement with or other obligation of secrecy to any person, (b) is or becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by such party or such party's Representatives, or (c) is or becomes available to such party on a non-confidential basis from a source other than any of the parties hereto or any of their respective Representatives, provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to any person; provided further, however, that that nothing herein shall prevent any party hereto from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such party, (iii) to the extent required by law or regulation, (iv) to the extent necessary in connection with any suit, action or proceeding relating to this letter agreement or the exercise of any remedy hereunder, and (v) to such party's Representatives that need to know such information and who agree to keep such information confidential on the terms set forth in this Section (it being understood and agreed that, in the case of clause (i), (ii) or (iii), such party shall notify the other parties hereto of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any information so disclosed is accorded confidential treatment, when and if available).

        4.10.    Founder Investor Rollover.    Parent and each of the Investors will use commercially reasonable efforts to (a) structure the contribution of the Rollover Stock (as defined in the Equity Commitment Letter executed by Douglas Becker) contemplated by such Equity Commitment Letter as a tax-free exchange (other than with respect to any cash received by Douglas Becker in the Merger) to the extent permitted by law, (b) structure the other elements of the equity incentive plan for Douglas Becker attached hereto as Schedule A-2 in a tax efficient manner and (c) structure such contribution of equity and other elements of such equity incentive plan so as to avoid adverse accounting consequences for Parent, the Company and any of their respective subsidiaries; provided, however, that under no circumstances shall any party be required to take any action or agree to any amendment, waiver or modification of the Merger Agreement or any related agreement (including this Agreement) pursuant to this Section 4.10 if such action or amendment, waiver or modification would be adverse to such person or any Investor.

        4.11.    PR Coordination.    Each party hereto will coordinate in good faith any and all press releases and other public relations matters with respect to the Offer, the Merger and the transactions contemplated hereby. Unless otherwise required by law or the rules of any stock exchange or regulatory authority, no party hereto may issue any press release or otherwise make any public announcement or comment on the Offer, the Merger and the transactions contemplated hereby without prior consent of the Requisite Investors.

        4.12.    Non-Circumvention.    Each party hereto agrees that it shall not indirectly accomplish that which it is not permitted to accomplish directly under this Agreement.

        4.13.    General.    Nothing in this Agreement shall be deemed to constitute a partnership between any of the parties, nor constitute any part the agent of any other party for any purpose.

[Signature pages follow]

        IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

WENGEN ALBERTA, LIMITED PARTNERSHIP
By:	/s/ JONATHAN SMIDT Name: Jonathan Smidt Title: Director

        IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

DOUGLAS BECKER
By:	/s/ DOUGLAS BECKER Name: Douglas Becker

        IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

STEVEN TASLITZ
By:	/s/ STEVEN TASLITZ Name: Steven Taslitz

        IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

KJT GIFT TRUST
By:	/s/ STEVEN TASLITZ Name: Steven Taslitz Title: Co-Trustee

        IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

THE IRREVOCABLE BBHT IDGT
By:	/s/ MARIANNE SCHMITT HELLAUER Name: Marianne Schmitt Hellauer Title: Trustee

        IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

IRREVOCABLE GRANTOR RETAINED ANNUITY TRUST NO. 11
By:	/s/ MARIANNE SCHMITT HELLAUER Name: Marianne Schmitt Hellauer Title: Trustee

        IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

STERLING LAUREATE ROLLOVER, LP
By:	/s/ THOMAS D. WIPPMAN Name: Thomas D. Wippman Title: an Authorized Signatory

        IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

STERLING LAUREATE, LP
By:	/s/ THOMAS D. WIPPMAN Name: Thomas D. Wippman Title: an Authorized Signatory

        IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

STERLING LAUREATE EXECUTIVES FUND, LP
By:	/s/ THOMAS D. WIPPMAN Name: Thomas D. Wippman Title: an Authorized Signatory

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

KKR 2006 FUND (OVERSEAS), LIMITED PARTNERSHIP
By:	KKR Associate 2006 (Overseas), Limited Partnership, its General Partner
By:	KKR 2006 Limited, its General Partner
By:	/s/ WILLIAM JANETSCHECK Name: William Janetscheck Title: Director

        IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

KKR PARTNERS (INTERNATIONAL), LIMITED PARTNERSHIP
By:	KKR 1996 Overseas, Limited, its General Partner
By:	/s/ WILLIAM JANETSCHECK Name: William Janetscheck Title: Director

        IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

S.A.C. CAPITAL MANAGEMENT, LLC
By:	/s/ PETER NUSSBAUM Name: Peter Nussbaum Title: Authorized Signatory
S.A.C. CAPITAL MANAGEMENT, L.P.
By:	S.A.C. Capital Management, LLC, Its General Partner
By:	/s/ PETER NUSSBAUM Name: Peter Nussbaum Title: Authorized Signatory
S.A.C. CAPITAL INTERNATIONAL, LTD.
By:	S.A.C. Capital Advisors, LLC, Its Investment Advisor
By:	/s/ PETER NUSSBAUM Name: Peter Nussbaum Title: Authorized Signatory
S.A.C. GLOBAL DIVERSIFIED FUND, LTD.
By:	S.A.C. Capital Advisors, LLC, Its Investment Advisor
By:	/s/ PETER NUSSBAUM Name: Peter Nussbaum Title: Authorized Signatory
S.A.C. MULTI-STRATEGY FUND, L.P.
By:	S.A.C. Capital Management, LLC, Its General Partner
By:	/s/ PETER NUSSBAUM Name: Peter Nussbaum Title: Authorized Signatory
S.A.C. MULTI-STRATEGY FUND, LTD.
By:	S.A.C. Capital Advisors, LLC, Its Investment Advisor
By:	/s/ PETER NUSSBAUM Name: Peter Nussbaum Title: Authorized Signatory

        IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC
By:	/s/ LUC HOULE Name: Luc Houle Title: Senior Vice-President
By:	/s/ ALAIN TREMBLAY Name: Alain Tremblay Title: Investment Manager

        IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

BREGAL EUROPE CO-INVESTMENT L.P.
By:	Englefield Capital LLP as manager of the Bregal Europe Co-Investment L.P.
By:	/s/ EDMUND A. LAZARUS Name: Edmund A. Lazarus Title: LLP member

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

KENDALL FAMILY INVESTMENTS, LLC
By:	/s/ LAWRENCE M. NOE Name: Lawrence M. Noe Title: Vice President

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MOORE MACRO FUND, LP
By:	Moore Capital Management, LLC Its Investment Manager
By:	/s/ LAWRENCE M. NOE Name: Lawrence M. Noe Title: Vice President

        IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

CITIGROUP CAPITAL PARTNERS II 2007 CITIGROUP INVESTMENT, L.P.
By:	Citigroup Private Equity LP, its general partner
By:	/s/ TODD BENSON Name: Todd Benson Title: Vice-President
CITIGROUP CAPITAL PARTNERS II EMPLOYEE MASTER FUND, L.P.
By:	Citigroup Private Equity LP, its general partner
By:	/s/ TODD BENSON Name: Todd Benson Title: Vice-President
CITIGROUP CAPITAL PARTNERS II ONSHORE, L.P.
By:	Citigroup Private Equity LP, its general partner
By:	/s/ TODD BENSON Name: Todd Benson Title: Vice-President
CITIGROUP CAPITAL PARTNERS II CAYMAN HOLDINGS, L.P.
By:	Citigroup Private Equity LP, its general partner
By:	/s/ TODD BENSON Name: Todd Benson Title: Vice-President

CPE CO-INVESTMENT (LAUREATE) LLC
By:	Citigroup Private Equity LP, its manager
By:	/s/ TODD BENSON Name: Todd Benson Title: Vice-President

        IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

MAKENA CAPITAL HOLDINGS B, L.P.
By:	Makena Capital Management, LLC, its general partner
By:	/s/ DAVID C. BURKE Name: David C. Burke Title: Managing Member

        IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

TORREAL SOCIEDAD DE CAPITAL RIESGO DE RÉGIMEN SIMPLIFICADO S.A.
By:	/s/ JOSÉ DÍAZ-RATO Name: José Díaz-Rato Title: Managing Director and Member of the Board
By:	/s/ BERNARDINO DÍAZ-ANDREU Name: Bernardino Díaz-Andreu Title: Director of the Investment Department

        IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

SNOW, PHIPPS & GUGGENHEIM (OFFSHORE), L.P.
By:	SPG GP, LLC
By:	/s/ IAN K. SNOW Name: Ian K. Snow Title: Managing Member
SNOW, PHIPPS & GUGGENHEIM (B), L.P.
By:	SPG GP, LLC
By:	/s/ IAN K. SNOW Name: Ian K. Snow Title: Managing Member
SNOW, PHIPPS & GUGGENHEIM, L.P.
By:	SPG GP, LLC
By:	/s/ IAN K. SNOW Name: Ian K. Snow Title: Managing Member
SNOW, PHIPPS & GUGGENHEIM (RPV), L.P.
By:	SPG GP, LLC
By:	/s/ IAN K. SNOW Name: Ian K. Snow Title: Managing Member

S.P.G. CO-INVESTMENT, L.P.
By:	SPG GP, LLC
By:	/s/ IAN K. SNOW Name: Ian K. Snow Title: Managing Member

        IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

STERLING CAPITAL PARTNERS II, L.P.
By:	SC Partners II, L.P., its general partner
By:	Sterling Capital Partners II, LLC, its general partner
By:	/s/ STEVEN TASLITZ Name: Steven Taslitz Title: Senior Managing Director

        IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

EOSI BPEF 3 INVESTMENT PARTNERS, L.P.
By:	/s/ GUY SHUTT Name: Guy Shutt Title: Authorised Signatory

        IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

CITIGROUP GLOBAL MARKETS INC.
By:	/s/ RICK BARTLETT Name: Rick Bartlett Title: Managing Director—Equity Capital Markets

        IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

VULCAN EDUCATION HOLDINGS LLC
By:	/s/ W. LANCE CONN Name: W. Lance Conn Title: Vice President

        IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

DEMETER HOLDINGS CORPORATION
By:	/s/ JOHN M. SHUE Name: John M. Shue Title: Manager, Private Equity

        IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

STOCKWELL FUND L.P.
By:	Stockwell Managers, LLC, its general partner
By:	/s/ THOMAS L. HUFNAGEL Name: Thomas L. Hufnagel Title: Vice President

        IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

MORGAN CREEK PARTNERS II, LP
By:	Morgan Creek Capital Partners LP, its general partner
By:	/s/ MARK W. YUSKO Name: Mark W. Yusko Title: Managing Member of the General Partner

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AMENDED AND RESTATED INTERIM INVESTORS AGREEMENT
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AGREEMENT